Exhibit 23.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1/A, of our report dated April 27, 2023, with respect to our audit of the financial statements of Signing Day Sports, Inc. as of December 31, 2022, and for the year then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ BARTON CPA
BARTON CPA
Cypress, Texas

February 5, 2024